Exhibit 99.2

Subject: Nominations to the Company’s Board of Directors

Dear Servotronics and OKC team members:

As a publicly traded company, Servotronics, its leadership team and its Board of Directors take seriously our responsibility to all our shareholders.

This includes employees who are themselves shareholders through the Servotronics, Inc. Employee Stock Ownership Plan, other retirement and investment programs or direct ownership of the stock. Many of us who are employee-shareholders have owned the stock over periods of many years, investing in opportunities for shared success alongside colleagues and retirees, as well as our families, friends and Western New York neighbors.

Recently, the Company received a communication from Star Equity Fund, LP, a Connecticut investment manager that reportedly began buying Servotronics’ stock in August. In it, the fund nominated nine individuals, including employees and other associates of the fund, to stand for election to Servotronics’ Board at the Company’s next annual meeting.

The Company and the current Board welcome constructive input from shareholders and will be reviewing this communication as part of preparations for the 2022 annual meeting.

In the meantime, employee-shareholders should understand that investors are not required to take any action at this time. The Company recommends that shareholders make voting decisions after they receive definitive proxy materials from Servotronics, which will include the date and time of our next annual meeting and other important information.

It's also essential for all employees to remain focused on what they do best for our customers. People have long been an important difference maker in Servotronics’ highly competitive markets, and the Company’s skilled workforce will be critical to our continued success in an improving economic environment.

If you have questions on the information we’re sharing with you today, please don’t hesitate to reach out to me or others on the leadership team. Also, any inquiry from outside the Company about the Board, the director election process, or the annual meeting should be referred promptly to me.

Thank you for your hard work and commitment to each other and the customers we all serve together.

Sincerely,

Jim

IMPORTANT INFORMATION

Servotronics, Inc. (“Servotronics” or the “Company”) will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its annual meeting of shareholders. The Company will furnish the definitive proxy statement to its shareholders. Shareholders are strongly advised to read the proxy statement because it will contain important information from the Company. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from www.sec.gov or the Company’s website at https://servotronics.com/investor-relations/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the Company’s solicitation of proxies from shareholders in connection with the matters to be considered at the upcoming annual meeting of shareholders. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on April 14, 2021 and is available at the SEC’s website at www.sec.gov or the Company’s website at https://servotronics.com/investor-relations/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the upcoming annual meeting of shareholders will be included in the definitive proxy statement that the Company will file with the SEC.